EXHIBIT 4.4

COINSHARES PLC

2026 EQUITY INCENTIVE PLAN

notice of RESTRICTED STOCK Unit AGREEMENT

Name of Participant:

Grant Date:

Vesting Commencement Date:

Total Number of Restricted Stock Units (“RSUs”):

Vesting Schedule: Unless otherwise set forth in the Restricted Stock Unit Agreement, 1/3 of the RSUs shall vest on each of the first three anniversaries of the Vesting Commencement Date (each a “Vesting Date”) provided that Participant shall not have had a Termination of Service prior to the applicable Vesting Date; provided further that the number of RSUs vesting on each Vesting Date shall be rounded down to the nearest whole number, whilst the number of RSUs vesting on the final Vesting Date shall be the remaining unvested balance of the RSUs.

The Company and Participant acknowledge receipt of this Notice of Restricted Stock Unit Agreement and agree to the terms and conditions of the Restricted Stock Unit Agreement attached hereto and incorporated by reference herein, the Company’s 2026 Equity Incentive Plan (as amended from time to time) and the terms of this Notice of Restricted Stock Unit Agreement as set forth above. Unless otherwise defined herein or in the Restricted Stock Unit Agreement attached hereto the terms defined in the Plan shall have the same defined meanings in this Notice of Restricted Stock Unit Agreement.

COINSHARES PLC		PARTICIPANT
By:		By:
Name:	[_____]	Name:	[_____]
Title:	[_____]	Title:	[_____]

COINSHARES PLC

2026 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

INCORPORATED TERMS AND CONDITIONS

1.
Grant of RSUs. CoinShares PLC (the “Company”) hereby grants to the Participant (“Participant”) named in the Notice of Restricted Stock Unit Agreement (the “Notice of RSU Grant”), in consideration of Participant’s past and/or continued employment with or service to the Company or its affiliate and for other good and valuable consideration, effective as of the Grant Date (the “Grant Date”) set forth in the Notice of RSU Grant the number of Restricted Stock Units (“RSUs”) set forth in the Notice of RSU Grant, upon the terms and conditions set forth in the Company’s 2026 Equity Incentive Plan (as amended from time to time) (the “Plan”), which is incorporated herein by reference, and this Restricted Stock Unit Award Agreement (the “Award Agreement”), subject to adjustment as provided in Section 12 of the Plan. Each RSU represents the right to receive one Share of the Company at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the issuance of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company. Unless otherwise defined herein or in the Notice of RSU Grant, the terms defined in the Plan shall have the same defined meanings in this Award Agreement

2.
Vesting of RSUs. Subject to Participant’s continued employment with or service to the Company or its affiliates on each applicable Vesting Date set forth in the Notice of RSU Grant and subject to the terms of this Award Agreement, the RSUs shall vest in such amounts and at such times as are set forth in the Notice of RSU Grant. In the event Participant incurs a Termination of Service, Participant shall immediately forfeit any and all RSUs granted under this Award Agreement that have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such RSUs that are not so vested shall lapse and expire; provided that:

(a)
Death or Disability. In the event of Participant’s Termination of Service due to Participant’s death or Disability before the applicable annual Vesting Date, then the vesting of the remaining unvested RSUs shall be automatically accelerated in full so that such unvested RSUs shall become vested, effective as of the date of termination, and be settled in accordance with Section 3 within sixty (60) days following the date of termination;
(b)
Retirement, Termination Without Cause, or Resignation for Good Reason. In the event of the Participant’s Termination of Service as the result of Participant’s Retirement, termination by the Company without Cause or resignation by the Participant for Good Reason before the applicable Vesting Date, the RSUs that are scheduled to vest on the Vesting Date immediately following such termination shall immediately vest after the termination and shall be settled in accordance with Section 3 within sixty (60) days following such termination and any remaining unvested RSUs shall be forfeited; provided that such vesting shall be contingent, at the discretion of the Company, upon Participant executing a general release (which may include restrictive covenants in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such termination; and
(c)
Change in Control. If the Award is not assumed or replaced with an award with terms and conditions that substantially preserve the type, value, vesting schedule, and other material terms of the Award, the Award, to the extent not then vested, shall automatically vest immediately in full prior to a Change in Control. If the Award is assumed or replaced in connection with the Change in Control, the vesting of the Award or the replacement award, to the extent not then vested, shall accelerate in full if Participant experiences a Termination of Service without Cause or if the Participant resigns for Good Reason, in either case, within two (2) years after the effective date of a Change in Control.

For purposes of this paragraph, “Retirement” means Participant’s voluntary termination of employment with the Company at any time after attaining the age of 55 with a minimum period of service of 10 years; provided that such termination is not otherwise in anticipation of a termination for “Cause” by the Company.

3.
Distribution or Payment of RSUs.
(a)
Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the vesting of the applicable RSU pursuant to this Award Agreement and, in any event, within sixty (60) days following such vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A). Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other applicable law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 3(a) if such delay will result in a violation of Section 409A.
(b)
All distributions made in Shares shall be made by the Company in the form of whole Shares.
4.
Conditions for the Issuance of Stock. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable and (d) the receipt by the Company of any tax obligations due on issuance of such Shares, which may be in one or more of the forms of consideration permitted under Section (5)(a).
5.
Tax Obligations.
(a)
The Company (or its affiliate employing or retaining Participant) has the authority to deduct or withhold, or require Participant to remit to the applicable employing entity, an amount sufficient to satisfy any applicable Federal, state, local and foreign income and employment tax withholding requirements applicable to the issuance of Shares pursuant to the RSUs or with respect to any taxable event arising pursuant to this Award Agreement. The Company (or its affiliate, as applicable) may withhold or Participant may make such payment in one or more of the following forms:
(i)
by cash or check;

(ii)
with the consent of the Administrator, by electing to have withheld the net number of Shares otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company (or its affiliate, as applicable) up to the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iii)
with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company (or its affiliate, as applicable) up to the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; or

(iv)
with the consent of the Administrator, by selling a sufficient number of Shares otherwise deliverable to Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to satisfy such withholding taxes.

Participant acknowledges and agrees that the Company may refuse to deliver the Shares issuable with respect to the RSUs to, or cause any such Shares to be held in book-entry form by, Participant or his or her legal representative if such withholding amounts are not timely delivered in full pursuant to this Section (5)(a).

(b)
Code Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A. However, notwithstanding any other provision of the Plan or this Award Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Code Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan or this Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Code Section 409A or to comply with the requirements of Code Section 409A.
(c)
Liability. Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any of its affiliates takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any of its affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its affiliates do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
6.
Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

7.
RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the RSUs may be transferred pursuant to any such conditions and procedures the Administrator may require.
8.
Non-Solicitation. In consideration of receiving this Award, Participant agrees that, during the term of employment with the Company or any affiliate and for a one-year period following the Termination of Service (collectively, the “Restricted Period”), Participant shall not, directly or indirectly, on his or her own behalf or on behalf of any other person, partnership, entity, association, or corporation, (a) solicit business from any person, firm, corporation or other entity which was a customer, supplier, or business partner of Company or any of its affiliate during the term of Participant’s employment, or from any successor in interest in any such person, firm, corporation or other entity for the purpose of securing business or contracts related to the business of the Company and its affiliates; or (b) influence or encourage any present or future customer or supplier of Company to terminate or otherwise alter his, her or its relationship with Company. During the Restricted Period, Participant shall not directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, on his or her own behalf or on behalf of any other person, partnership, entity, association, or corporation (a) engage, recruit or solicit for employment or engagement of any person who is or becomes employed or engaged by Company or any of its affiliates during the Restricted Period, or (b) otherwise seek to influence or alter any such person’s relationship with the Company or any of its affiliates.
9.
Entire Agreement; Governing Law. The Plan is incorporated herein by reference. In the event of any inconsistency between this Award Agreement and the Plan, the Plan shall control. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant or as is otherwise permitted under the Plan.
10.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING CONDITIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR ITS AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.
11.
Administration. The Administrator shall have the power to interpret the Plan and this Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan and this Award Agreement, as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to applicable law, no member of the Administrator or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan or this Award Agreement.

12.
Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Award Agreement and the Plan, including Section 12 of the Plan.
13.
Conformity to Securities Laws. Participant acknowledges that the Plan and this Award Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all applicable law and regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such applicable law.
14.
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs.

RESTRICTED STOCK UNIT AGREEMENT

UNDER THe COINSHARES PLC

2026 EQUITY INCENTIVE PLAN

APPENDIX A - FOR PARTICIPANTS SUBJECT TO LAWS OUTSIDE THE U.S.

The following terms and conditions apply to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.

1.
Acknowledgment of Nature of the Plan and the RSUs.

By accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:

a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time without notice and without compensation;

b) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive any or the same number of RSUs, or benefits in lieu of RSUs, even if such RSUs or a certain number of RSUs have been granted in the past;

c) all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

d) the Participant’s participation in the Plan will not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;

e) the Participant is voluntarily participating in the Plan;

f) the RSUs and the underlying Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;

g) the RSUs and the underlying Shares, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer, or any subsidiary or affiliate, and which are outside the scope of the Participant’s employment or service contract, if any;

h) the RSUs and the underlying Shares, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension, retirement, welfare benefits, or similar mandatory payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any subsidiary or affiliate;

i) the grant of the RSUs and the Participant’s participation in the Plan will not be interpreted to form or amend an employment or service contract with the Company, the Employer, or any subsidiary or affiliate;

j) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

k) in the event of termination of the Participant’s services (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing services; the Company will have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Participant’s RSU grant;

l) no claim or entitlement to compensation or damages, including pro-rated compensation or damages, will arise from: (i) forfeiture of the RSUs resulting from the Participant’s ceasing to provide services to the Employer or the Company (or any subsidiary or affiliate) (regardless of the reason for such termination and whether the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); and in consideration of the grant of the RSUs to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Employer or any subsidiary or affiliate, waives the Participant’s ability, if any, to bring any such claim and releases the Company, the Employer and any subsidiary or affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the RSUs, the Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

m) unless otherwise agreed with the Company, the RSUs and the underlying Shares, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of a subsidiary or affiliate;

n) the RSUs and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

o) neither the Company, the Employer nor any subsidiary or affiliate will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting/settlement of the RSUs or the subsequent sale of any Shares acquired upon vesting/settlement.

2. Data Privacy.

The Participant is hereby notified of the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement, any other Award materials and the Company’s or, where applicable, the Employer’s applicable employee Privacy Notice. Such personal data may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary or affiliate and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Participant’s tax obligations. The Participant understands that the collection, use and transfer of the Participant’s personal data is mandatory for compliance with applicable law and necessary for the performance of the Plan and that the Participant’s refusal to provide such personal data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

3. Language.

The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

4. Insider Trading Restrictions/Market Abuse Laws.

The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the Participant’s country or the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, or rights to Shares (e.g.,RSUs) or rights linked to the value of Shares (e.g., phantom awards, Dividend Equivalents) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, including fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak with the Participant’s personal tax, legal and financial advisors regarding same.

5. Exchange Control, Foreign Asset/Account and/or Tax Reporting.

Depending upon the country to which laws the Participant is subject, the Participant may have certain foreign asset/account and/or tax reporting requirements that may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalents or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country of residence. The Participant’s country may require that the Participant report such accounts, assets or transactions to the applicable authorities in the Participant’s country. The Participant also may be required to repatriate cash received from participating in the Plan to the Participant’s country within a certain period of time after receipt.

The Participant is responsible for knowledge of and compliance with any such regulations and should speak with the Participant’s own personal tax, legal and financial advisors regarding same.

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE COINSHARES PLC

2026 EQUITY INCENTIVE PLAN

APPENDIX B - COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions

This Appendix B includes special terms and conditions applicable to Participants in the countries below.

These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement, including Appendix A. Capitalized terms used but not defined herein will have the meanings set forth in the Plan, the Agreement and/or Appendix A.

Notifications

This Appendix B also includes any notifications relating to exchange control and other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of June 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant vests in the RSUs or sells Shares the Participant acquires under the Plan.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country apply to the Participant’s specific situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment and/or residency after the RSUs are granted, or is considered a resident of another country for local law purposes, the notifications contained in this Appendix B may not be applicable to the Participant. In addition, the Company will, in its discretion, determine to what extent the terms and conditions contained herein will be applicable to the Participant.

JERSEY

The following supplements section 5 of the Agreement.

Without limitation to the Agreement, the Participant acknowledges that the Participant is liable for all Tax-Related Items arising in connection with the RSUs and agrees to indemnify and keep indemnified the Company, the Employer and any affiliate against any Tax-Related Items that they are required to pay, withhold or account for on the Participant's behalf. The Company, the Employer and any affiliate may satisfy such obligations by any method permitted under the Agreement or applicable law.

SWITZERLAND

Securities Law Notice.

Neither this document nor any other materials relating to the offer of RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its Subsidiaries or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

UNITED KINGDOM

The following supplements Section 5 of the Agreement:

Without limitation to Section 5 of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax or other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any taxes or other amounts that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax or other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer and income tax due is not collected from or paid by the Participant, the amount of any uncollected tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Participant is ultimately responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) the amount of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may obtain from the Participant at any time thereafter by any of the means referred to in the Agreement.

As a condition of the Participant’s participation in the Plan, the Participant agrees to accept any liability for any secondary Class 1 National Insurance contributions that may be payable by the Company and/or the Service Recipient (or any successor to the Company or the Service Recipient) in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Service Recipient’s Liability”). Without limitation to the foregoing, the Participant agrees to execute the following joint election with the Company, the form of such Joint Election being formally approved by HMRC (the “NIC Joint Election”), and to execute any other consents or elections required to accomplish the transfer of the Service Recipient’s NICs to the Participant. The Participant further agrees to execute such other elections as may be required between the Participant and any successor to the Company and/or the Service Recipient for the purpose of continuing the effectiveness of the Participant’s NIC Joint Election. The Participant understands that the NIC Joint Election applies to any RSUs granted to Participant under the Plan after the execution of the NIC Joint Election. The Participant further agrees that the Company and/or the Service Recipient may collect the Service Recipient’s Liability from Participant by any of the means set forth in Section 5 of the Agreement. If the Participant does not enter into the NIC Joint Election, Participant will not be entitled to vest in the Restricted Stock Units or receive any benefit in connection with the RSUs unless and until Participant enters into the NIC Joint Election and no shares of Common Stock or other benefit pursuant to the RSUs will be issued to the Participant under the Plan, without any liability to the Company and/or the Service Recipient.